Exhibit 10.1
TERMINATION AGREEMENT
     THIS TERMINATION AGREEMENT (“Termination Agreement”) is entered into as of December 8, 2006, by and among American Medical Systems Holdings, Inc., a Delaware corporation (“AMS”), Laserscope, a California corporation and indirect subsidiary of AMS (“Laserscope”), InnovaQuartz Incorporated, an Arizona corporation and wholly-owned subsidiary of Laserscope (the “Company”), Stephen Griffin (“Mr. Griffin”), The Griffin Family Revocable Trust (the “Griffin Trust”), and Brian Barr (“Mr. Barr”). The Griffin Trust and Mr. Barr as sometimes referred to herein individually as a “Stockholder” and collectively as the “Stockholders.” Mr. Griffin and Mr. Barr as sometimes referred to herein individually as a “Company Principal” and collectively as the “Company Principals.”
RECITALS
     WHEREAS, Laserscope, the Griffin Trust, Mr. Griffin, Mr. Barr, and the Company are parties to that certain Stock Purchase Agreement, dated as of April 30, 2006 (the “Purchase Agreement”), pursuant to which Laserscope acquired all of the issued and outstanding stock of the Company.
     WHEREAS, AMS and Laserscope desire to buy out the Earnout Amounts under the Purchase Agreement.
     WHEREAS, the Company and Mr. Griffin entered into that certain Employment Agreement, dated May 1, 2006 (the “Griffin Employment Agreement”), and the parties desire to terminate Mr. Griffin’s employment with the Company and engage Mr. Griffin as a consultant to the Company.
     WHEREAS, the Company and Mr. Barr entered into that certain Employment Agreement, dated May 1, 2006 (the “Barr Employment Agreement”), and the parties desire to confirm termination of Mr. Barr’s employment with the Company.
     WHEREAS, the parties seek to terminate all of their obligations (other than the Barr Lease, as defined below) under the Purchase Agreement and release each other from all claims they may have against each other, whether arising under the Purchase Agreement, the Griffin Employment Agreement, and the Barr Employment Agreement or otherwise.
     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
     1. Termination of Purchase Agreement. Laserscope, the Griffin Trust, Mr. Griffin, and Mr. Barr agree that all of their respective obligations under the Purchase Agreement are hereby terminated and none of the parties hereto shall have any obligation whatsoever to any other party under the Purchase Agreement. In furtherance of, and without limiting, the foregoing: (a) Section 1.3 of the Purchase Agreement is hereby terminated and the Stockholders shall have no right to receive Earnout Amounts thereunder, (b) Section 6 of the Purchase Agreement is hereby terminated and none of the parties will have any obligations or be subject to any restrictions thereunder; and (c) Section 8 of the Purchase Agreement is hereby terminated and none of the parties will have any rights to indemnification or be subject to indemnification obligations thereunder.
     2. Termination of Griffin Employment. The parties agree that Mr. Griffin’s employment with the Company and the Griffin Employment Agreement shall terminate effective as of the date hereof, and neither the Company nor Mr. Griffin shall have any obligations under the Griffin Employment Agreement, except that Griffin’s obligations under Section 7 (Non-Solicitation) and Section 8 (Non-Competition) shall remain in full force and effect, as modified herein. AMS, Laserscope and the Company acknowledge that Griffin’s obligations under Section 8 do not apply to Mr. Griffin’s activities in the field of analytical chemistry and that the field of analytical chemistry specifically excludes all therapeutic medical applications. Section 7 (Non-Solicitation) of the Griffin Employment Agreement is hereby amended to the extent necessary to permit Mr. Griffin to sell analytical chemistry products to the Company’s customers, provided that Mr. Griffin shall not be permitted to sell analytical products that compete with the Company’s current products to existing customers for a period of one year from the date hereof. Mr. Griffin represents and warrants to AMS, Laserscope and the Company that he has complied and will comply with all of his obligations under Section 5 (Inventions) and Section 6 (Company Property; Returning Company Documents) of the Confidential Information and Assignment Agreement, dated April 30, 2006, between the Company and Mr. Griffin, and, upon execution of this Termination Agreement, Mr. Griffin will execute the Termination Certification attached to the Confidential Information and Assignment Agreement and the Employment Release attached hereto as Exhibit C. Upon execution of this Termination Agreement, the Company and Mr. Griffin shall enter into the Consulting Agreement attached as Exhibit A and the Patent License Agreement attached as Exhibit B. The parties hereto agree that in order to enable Mr. Griffin to pursue activities in the field of analytical chemistry subsequent to the date hereof, Mr. Griffin’s obligations under such Confidential Information Assignment Agreement shall not apply to the use and disclosure of information retained in the unaided memory of Mr. Griffin that he has not deliberately memorized for the purpose of subsequently using or disclosing (“Residual Information”); provided that the use and disclosure of Residual Information by Mr. Griffin shall remain subject to Section 8 (Non-Competition) of the Griffin Employment Agreement. In addition, the parties hereto acknowledge and agreed that Mr. Griffin’s Relationship (as defined in the Confidential Information Assignment Agreement) is terminated as of the date hereof and therefore his obligations with regards such matters as assignment of inventions conceived subsequent to the date hereof shall be governed pursuant to the terms of his Consulting Agreement.
     3. Termination of Barr Employment. The parties confirm that Mr. Barr’s employment with the Company and the Barr Employment Agreement shall terminate effective as of the date hereof, and neither the Company nor Mr. Barr shall have any obligations under the Barr Employment Agreement, except that Barr’s obligations under Section 6 (Non-Solicitation) and Section 7 (Non-Competition) shall remain in full force and effect, provided Barr’s obligations under Section 7 (Non-Competition) shall not apply to Mr. Barr’s activities in the field of analytical chemistry. Mr. Barr acknowledges that he has been paid salary through August 4, 2006 and that he is not entitled to any additional salary or other compensation. The parties acknowledge that the field of analytical chemistry specifically excludes all interventional medical applications. Section 6 (Non-Solicitation) of the Barr Employment Agreement is hereby amended to the extent necessary to permit Mr. Barr to sell analytical chemistry products to the Company’s customers, provided that Mr. Barr shall not be permitted to sell analytical products that compete with the Company’s current products to existing customers for a period of one year from the date hereof. Mr. Barr represents and warrants to AMS, Laserscope and the Company that he has complied and will comply with all of his obligations under Section 5 (Inventions) and Section 6 (Company Property; Returning Company Documents) of the Confidential Information and Assignment Agreement, dated April 30, 2006, between the Company and Mr. Barr, and, upon execution of this Termination Agreement, Mr. Barr will execute the Termination Certification attached to the Confidential Information and Assignment Agreement and the Employment Release attached hereto as Exhibit D. The parties hereto agree that in order to enable Mr. Barr to pursue activities in the field of analytical chemistry subsequent to the date hereof, Mr. Barr’s obligations under such Confidential Information Assignment Agreement shall not apply to the use and disclosure of (“Residual Information”); provided that the use and disclosure of Residual Information by Mr. Barr shall remain subject to Section 7 (Non-Competition) of the Barr Employment Agreement.
     4. Termination Fee.
(a)	On a date between January 8, 2007 and January 12, 2007 and provided that neither Barr nor Griffin have rescinded the Employment Releases attached hereto as Exhibits C and D, AMS will issue to: (i) Mr. Barr unlegended, freely tradeable, registered shares of AMS common stock with an Initial Market Value (as defined below) of Two Million Four Hundred Thirty-Three Thousand Three Hundred and Thirty-Three Dollars ($2,433,333.00); and (ii) to Mr. Griffin registered shares of AMS common stock with an Initial Market Value of Four Million Eight Hundred Sixty-Six Thousand Six Hundred and Sixty-Six Dollars ($4,866,666). The issuance and sale of AMS common stock will be registered under the Securities Act of 1933, as amended, pursuant to AMS’ registration statement on Form S-3, filed and effective on June 19, 2006 (File No. 333-135135) (the “Registration Statement”). The parties agree to treat the payment provided for by this Section 4(a) for all tax purposes as an adjustment to the purchase price for the Company stock under the Purchase Agreement, and not to take a position that is inconsistent with such treatment unless otherwise required by a “determination” within the meaning of the Internal Revenue Code of 1986 (or by a comparably final proceeding for purposes of any non-federal tax).

(b)	The “Initial Market Value” per share of AMS common stock shall mean the closing sale price per share of AMS common stock as reported on the Nasdaq Global Market on the trading day immediately prior to the date on which AMS files a prospectus supplement under the Registration Statement with the Securities and Exchange Commission (the “Filing Date”). AMS agrees that in the event the gross proceeds per share (less applicable brokerage sales commission fees, which fees AMS agrees to pay per Section 4(d) below) received by Mr. Barr or Mr.

Griffin for sales of shares thereby in accordance with Section 4(d) from the date such shares are delivered to the brokerage accounts of Mr. Griffin and Mr. Barr (the “Delivery Date”) through the end of the 5th trading date thereafter are at a price per share of less than the Initial Market Value, then AMS shall promptly pay to Mr. Barr and Mr. Griffin, as applicable, a cash amount equal to the aggregate amount by which the Initial Market Value exceeds such gross proceeds per share for all such sales. Mr. Barr and Mr. Griffin each agree that in the event the gross proceeds per share (less applicable sales commission fees, which fees AMS agree to pay per Section 4(c) below) received by Mr. Barr or Mr. Griffin, as applicable, for sales of shares thereby from the Delivery Date through the end of the 5th trading date thereafter are at a price per share of greater than the Initial Market Value, then Mr. Barr and Mr. Griffin, as applicable, shall each promptly pay to AMS a cash amount equal to the aggregate amount by which such gross proceeds per share exceed the Initial Market Value for all such sales.
     (c) Within 15 days hereof, AMS will pay Mr. Griffin $22,200.10, subject to applicable withholding, for unused paid time off. Except as set forth in the foregoing sentence, Mr. Griffin acknowledges and agrees that he is not entitled to any additional payment for unused paid time off, vacation or the like. Mr. Barr acknowledges and agrees that he is not entitled to any additional payment for unused paid time off, vacation or the like.
     (d) Mr. Barr and Mr. Griffin each agree to sell the shares issued to them pursuant to Section 4(a) hereof in a manner intended not to disrupt the market for shares of AMS common stock. In furtherance of the foregoing, Mr. Barr and Mr. Griffin each agree (i) they shall not sell in any one trading day greater than 30% of the total shares issued to them pursuant to Section 4(a) hereof and (ii) they shall use the Minneapolis, Minnesota office of Piper Jaffray for their sale of such shares of AMS common stock. AMS agrees to pay all brokerage commissions fees for sales by Mr. Barr and Mr. Griffin of such AMS common stock; provided, however, that such sales are conducted through Piper Jaffray in accordance with this Section 4(d).
     5. Reliance on Independent Legal Advice. Each of the parties represents and warrants to each other, as of the date hereof:
(a)	That it has received advice from its own, independent legal counsel prior to its execution of this Termination Agreement;

(b)	That the legal nature and effect of this Termination Agreement has been explained to it by its counsel;

(c)	That it fully understands the terms and provisions of this Termination Agreement and the nature and effect hereof;

(d)	That it has not relied and is not relying upon any representation or statement of any person not contained in this Termination Agreement or on the advice of any counsel other than its own counsel;

(e)	That it has carefully read this Termination Agreement, knows the contents hereof, and is executing the same freely and voluntarily; and

(f)	That it is aware that it or its attorneys may hereafter discover facts different from or in addition to the facts that it now knows or believes to be true with respect to the subject matter of this Termination Agreement or the other parties hereto, but that it is its intention to fully and finally release each of its respective releasees to the full extent of the releases contained in this Termination Agreement, and to otherwise agree to the other terms and conditions of this Termination Agreement.
     6. AMS Global Release of Claims. AMS, Laserscope and the Company, for themselves and for any parent, subsidiary or affiliate corporation, partnership, limited liability company, proprietorship, trust, or other form of business entity related directly or indirectly to the Principals, and for each of their respective heirs, administrators, executors, beneficiaries, legatees, devisees, trusts, trustees, insurers, attorneys, experts, consultants, partners, joint venturers, members, officers, directors, shareholders, employees, contractors, agents, representatives, predecessors, successors and assigns (collectively, the “AMS Releasors”), hereby release, acquit, and forever discharge the Stockholders and the Company Principals and any parent, subsidiary or affiliate corporation, partnership, limited liability company, proprietorship, trust, or other form of business entity related directly or indirectly to Stockholders or the Company Principals, and each of their respective heirs, administrators, executors, beneficiaries, legatees, devisees, trusts, trustees, insurers, attorneys, experts, consultants, partners, joint venturers, members, officers, directors, shareholders, employees, contractors, agents, representatives, predecessors, successors and assigns (collectively, the “Stockholder/Principal Releasees”) of and from any and all claims, actions, causes of action, judgments, awards, costs, expenses, attorneys’ fees, debts, obligations, promises, representations, warranties, demands, acts, omissions, rights and liabilities, of any kind and nature whatsoever (“Claims”), including but not limited to those at law, in equity, in tort, in contract, whether or not asserted to date, and whether known or unknown, suspected or unsuspected, including, but not limited to, Claims arising from or in connection with the Purchase Agreement (the matters referred to above being hereinafter referred to as the “AMS Released Claims”); provided, however, that nothing in this Section 6 shall release the Stockholder/Principal Releasees from any of their obligations under this Termination Agreement.
     7. Stockholder/Principal Global Release of Claims. The Stockholders and the Company Principals, for themselves and for any parent, subsidiary or affiliate corporation, partnership, limited liability company, proprietorship, trust, or other form of business entity related directly or indirectly to the Principals, and for each of their respective heirs, administrators, executors, beneficiaries, legatees, devisees, trusts, trustees, insurers, attorneys, experts, consultants, partners, joint venturers, members, officers, directors, shareholders, employees, contractors, agents, representatives, predecessors, successors and assigns (collectively, the “Stockholder/Principal Releasors”), hereby release, acquit, and forever discharge AMS, Laserscope and the Company, and any parent, subsidiary or affiliate corporation, partnership, limited liability company, proprietorship, trust, or other form of business entity related directly or indirectly to any of the foregoing, and each of their respective heirs, administrators, executors, beneficiaries, legatees, devisees, trusts, trustees, insurers, attorneys, experts, consultants, partners, joint venturers, members, officers, directors, shareholders, employees, contractors, agents, representatives, predecessors, successors and assigns (collectively the “AMS Releasees”) of and from any and all (“Claims”), including but not limited to those at law, in equity, in tort, in contract, whether or not asserted to date, and whether known or unknown, suspected or unsuspected, including, but not limited to, Claims arising from or in connection with the Purchase Agreement (the matters referred to above being hereinafter referred to as the “Stockholder/Principals Released Claims”) and claims arising from or related to their employment with the Company, as more specifically provided in the Employment Releases attached hereto as Exhibits C and D; provided, however, that nothing in this Section 7 shall release the AMS Releasees from any of its obligations under this Termination Agreement, the Patent License Agreement, the Consulting Agreement, and the Lease Agreement between InnovaQuartz Incorporated and Barr Development Group, LLC. (collectively, the “Surviving Agreements”). The Company Principals each understand and agree that their execution and non-revocation of the Employment Releases attached hereto as Exhibits C and D are material terms and conditions of this Termination Agreement.
     8. Waiver. The parties hereby state that they intend that the releases contained herein be effective as a bar to each and every Claim hereinabove released as permitted by law. The parties hereby expressly waive and relinquish all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California which provides:
“Section 1542. [Certain Claims Not Affected By General Release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     9. Covenant Not to Sue by AMS Releasors. Except for the enforcement of this Termination Agreement or any rights preserved under this Termination Agreement, the AMS Releasors hereby covenant that they will not, based on any AMS Released Claim, sue or bring any claim or action against any Stockholder/Principals Releasee. This Covenant Not to Sue shall be a complete defense to any such claim or suit by any AMS Releasor.
     10. Covenant Not to Sue by Stockholder/Principals Releasors. Except for the enforcement of this Termination Agreement and the other Surviving Agreements or any rights preserved under this Termination Agreement, the other Surviving Agreements or the Employment Releases attached as Exhibits C and D, the Stockholder/Principal Releasors hereby covenant that they will not, based on any Stockholder/Principal Released Claim, sue or bring any claim or action against any AMS Releasee. This Covenant Not to Sue shall be a complete defense to any such claim or suit by any Stockholder/Principal Releasor.
     11. Governing Law. This Termination Agreement shall be governed by the laws of the State of California (without regard to conflict of law rules that otherwise might apply).
     12. No Admission of Fault. This Termination Agreement is a compromise settlement of disputed claims and may not be deemed or used as an admission of liability or fault on the part of any party hereto.

     13. Joint Drafting. This Termination Agreement shall be construed as jointly drafted by the parties, and the rule construing ambiguities against the drafter shall not apply.
     14. Integration Clause. This Termination Agreement, the Consulting Agreement and Patent License Agreement attached as exhibits hereto and any further documents executed to implement the transactions contemplated hereby, shall constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior conversations, negotiations, understandings, and agreements between the parties with respect to the subject matter hereof.
     15. Each party to Bear Own Costs and Attorneys’ Fees. Each party shall bear its own costs, expenses, and attorneys’ fees in connection with the negotiation, preparation, execution and delivery of this Termination Agreement and the transactions contemplated herein.
     16. Severability. The parties hereto agree that if any provision of this Purchase Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, such provision shall be valid and enforceable to the maximum degree permitted and the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.
     17. Survival. The covenants, agreements, representations and warranties contained in this Termination Agreement shall be continuing and shall survive the execution and delivery of this Termination Agreement.
     18. No Assignment of Claims. Each party represents and warrants to the other that it has not hypothecated or otherwise encumbered or assigned any claim or cause of action arising out of, related to or in connection with the claims alleged or referred to in this Termination Agreement.
     19. Counterparts. This Termination Agreement may be executed in counterparts, each of which shall be deemed a duplicate original, but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Termination Agreement shall be legal, valid and binding execution and delivery for all purposes.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed on their behalf as of the date first written above.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
By
Its:

LASERSCOPE
By
Its:

INNOVAQUARTZ INCORPORATED
By:
Its:

THE GRIFFIN FAMILY REVOCABLE TRUST
By:
Name: Stephen Griffin
Title: Trustee

By:
Name: Teresanne Griffin
Title: Trustee

Stephen Griffin

Brian Barr